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                       January 2, 2024

       Ana Cristina Russo
       Chief Financial Officer
       Patria Latin American Opportunity Acquisition Corp.
       18 Forum Lane, 3rd floor
       Camana Bay, PO Box 757
       Grand Cayman, KY1-9006

                                                        Re: Patria Latin
American Opportunity Acquisition Corp.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            File No. 001-41321

       Dear Ana Cristina Russo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction